Tortoise Capital Resources Corp. Announces Extension of  Revolving Credit Facility

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – March 24, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that the company has secured an extension to its revolving credit facility.

The amended credit agreement provides for a revolving credit facility of $40 million that can be increased to $50 million if certain conditions are met. The company currently has $34.7 million outstanding under its secured credit facility. Outstanding loan balances will accrue interest daily at a variable per annum rate equal to the one-month LIBOR on such day plus 1.75 percent.  The company will pay a quarterly non-usage fee equal to a per annum rate of 0.375 percent of the difference between the total credit facility commitment and the average outstanding loan balance at the end of each day.  U.S. Bank National Association will serve as a lender and the lending syndicate agent on behalf of other lenders participating in the credit facility. The amended credit facility terminates on March 20, 2009.

The company may draw on the facility from time to time to invest in accordance with its investment policies and for working capital and other corporate purposes.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segments of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Feb. 29, 2008, the adviser had approximately $2.8 billion of energy investment assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com